Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 31, 2021	October 31, 2020	February 2, 2020

Revenue	$152,067	$149,286	$159,736

Cost of goods sold	121,538	117,401	125,134

Gross profit	30,529	31,885	34,602

Operating Expenses:

Selling, general and administrative	14,053	12,790	14,219

Research and development	4,710	4,110	4,080

Total Operating Expenses	18,763	16,900	18,299

Operating income	11,766	14,985	16,303

Other income (expense), net	680	(2,937)	3,697

Income before income tax provision	12,446	12,048	20,000

Income tax provision	2,937	3,469	9,072

Net income	9,509	8,579	10,928

Net income attributable to noncontrolling interests	1,473	2,119	628

Net income attributable to Photronics, Inc. shareholders	$8,036	$6,460	$10,300

Earnings per share:

Basic	$0.13	$0.10	$0.16

Diluted	$0.13	$0.10	$0.16

Weighted-average number of common shares outstanding:

Basic	62,475	64,193	65,554

Diluted	63,005	64,768	66,449